DISTRIBUTION SUB-LICENSING AGREEMENT
                  Addendum to the original licensing agreement

This agreement was entered into effect on June 15th, 1998 between Integrated English International, Inc., whose registered office is at 7000 SW 59th Place Miami FL. 33143

and

American Video Language Institute, whose registered office is at International Building 2455 E Sunrise Blvd. Suite 512, Ft. Lauderdale whereas:

The Licensor has produced an International Business Language Course. This course consists of:

a] 4 video lessons, a total of 2.40 Hours of duration, b] A work book with full translations in Spanish c] Trade manual: Lanze, Export Import can Make You Rich

AVLI is interested to distribute the Business Course in the USA and Canada.

Licensee:

The Licensor herewith grants to AVLI, for the duration of this Agreement, the exclusive license to distribute in the named territory the International Business Language Course.

With the understanding that Philips at the Netherlands has obtained previously the exclusive right for worldwide distribution of the International Business Language Course, Integrated English International, Inc. has obtained from Philips a sublicense for AVLI, against the payment of US$ 75.00 royalty to Philips for every unit sold.

This exclusive licensing agreement will be in force for the period of one year, and will be automatically extended, if not canceled by either party 30 days prior to the end of the licensing year.
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either party 30 days prior to the end of the licensing year.

The royalty due to Philips on the Business Course has to be paid directly to Philips Media Distribution as set forth in the basic licensing agreement between IEI and AVLI.

This licensing agreement will automatically be void if sales do not initiate within a period of 90 days.

Licensor will provide Licensee with the VHS video tapes, while Licensee will complete the packaging.

Licensee will send quarterly statements to Philips on the amount of units sold, and shall pay the royalties due within 30 days from the end of each quarterly period.

Licensee shall defend and hold harmless Philips and it affiliated companies within the Philips group against any third party claim in connection with the distribution of the International Business Language program.

The Licensor will have the right to audit, at its own expense, AVLI's books of accounting related to the distribution of the product, in order to verify the royalty statement in respect of the sales.

Agreed to:


           /s/ [ILLEGIBLE]
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Integrated English International, Inc.


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American Video Language Institute

Date:________________